Exhibit 99.1

IRET Nears Completion of its Strategic Transformation with Multiple Transactions

— Signs Agreement to Sell Medical Office Portfolio for $417.5 million —

— Enters Denver Market with New Apartment Acquisition for $90.6 million —

— Continues Non-Core Asset Sales and Balance Sheet Enhancements —

MINNEAPOLIS, MN, November 30, 2017 — IRET (NYSE: IRET) today announces that it is nearing the completion of its strategic transformation through a series of key transactions.

“These transactions move our transition forward toward simplicity, focus, and quality,” said Mark O. Decker, Jr., President and CEO.  “The first half of our fiscal year has been productive.  We have grown our portfolio in the Twin Cities, entered the Denver market, increased our unsecured borrowing base and line of credit, refinanced our preferred equity at a lower rate, and continued to refine and focus our portfolio by selling nearly $100 million of non-core assets.”  Mr. Decker continued, “These accomplishments are a testament to our team’s strength, and I am grateful for all their hard work.  Closing on the sale of our medical office properties will mark a significant milestone for IRET and is the final component necessary to transform us into a focused multifamily company.”

Medical Office Portfolio Sale

IRET entered into an agreement to sell its medical office portfolio for $417.5 million.  The properties, representing approximately 1.3 million square feet, include the Company’s entire healthcare portfolio, consisting of 28 healthcare properties and one other commercial property occupied by a healthcare tenant.  The agreement is subject to the satisfaction of customary contingencies, and, if those contingencies are satisfied, the Company anticipates the sale to close by the end of January 2018.

Non-Core Asset Sales

Additionally, since the end of its fiscal first quarter in July, IRET sold 22 other non-core properties for an aggregate sale price of $98.8 million, which includes the Company’s final two senior housing properties, marking IRET’s full exit from that segment, as well as three industrial assets and one healthcare asset located in the Twin Cities.

Inaugural Acquisition in Targeted Denver Market

In conjunction with its ongoing disposition of non-core assets and strategic goal of growing its multifamily asset base in Top-25 MSAs, IRET entered the Denver, Colorado, market by acquiring Dylan Apartments for $90.6 million.  The 274-unit apartment community, completed in 2016, is located in the fast-growing River North Art District (RiNo) and offers modern-style flats, which are designed with contemporary luxuries mixed with a tribute to the area’s industrial beginnings.

Balance Sheet Enhancements

Finally, IRET recently expanded its unsecured, syndicated revolving credit facility with commitments now totaling $300 million, an increase of $50 million from prior commitments.  In addition, the Company closed a $70 million unsecured term loan that matures in 2023.  These financing activities come on the heels of IRET’s previously-announced issuance of 6.625% Series C preferred shares and redemption of 7.95% Series B preferred shares.  Together, these capital market transactions increase the strength and flexibility of IRET’s balance sheet and enhance its available liquidity.

About IRET

IRET focuses on the acquisition, development, redevelopment and management of multifamily communities located primarily in select growth markets.  As of July 31, 2017, IRET owned interests in 130 properties that were held for investment, including 88 multifamily properties consisting of 13,076 units and 42 commercial properties, which includes 29 healthcare properties, containing a total of approximately 2.6 million square feet of leasable space.  IRET’s common shares and Series C preferred shares are publicly traded on the New York Stock Exchange (NYSE symbols: IRET and IRET PRC, respectively).  IRET’s press releases and supplemental information are available on its website at www.iretapartments.com or by calling Investor Relations at 701-837-7104.

Forward-Looking Statements

Certain statements in this press release are based on our current expectations and assumptions, and are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements do not discuss historical fact, but instead include statements related to expectations, projections, intentions or other items related to the future.  Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and variations of those words and similar expressions are intended to identify forward-looking statements.  These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements to be materially different from projected results.  Although we believe the expectations reflected in our forward-looking statements are based upon reasonable assumptions, we can give no assurance that our expectations will be achieved.  Any statements contained herein that are not statements of historical fact should be deemed to be forward-looking statements.  As a result, reliance should not be placed on these forward-looking statements as these statements are subject to known and unknown risks, uncertainties, and other factors beyond our control and could differ materially from our actual results and performance.  Such risks and uncertainties those risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission, including the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended April 30, 2017, and in subsequent quarterly reports on Form 10-Q.  We assume no obligation to update or supplement forward-looking statements that become untrue due to subsequent events.

Contact Information

Matthew Volpano

Senior Vice President — Capital Markets

Phone: 701-837-7104

E-mail: IR@iret.com